UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	94-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Applewood Crescent, 2nd Floor

Vaughan

Ontario L4K 0E3

Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 13, 2017, Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Company”), entered into a First Supplement to Master Note Purchase Agreement with certain accredited institutional investors party thereto (the “First Supplement”), pursuant to which, on April 20, 2017, or such other later business day on or prior to April 28, 2017 as mutually agreed with purchasers thereunder, the Company intends to issue and sell to the investors $400 million of senior unsecured notes at fixed interest rates with interest payable in arrears semi-annually on October 20 and April 20 beginning on October 20, 2017 (the “2017A Notes”) in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The First Supplement was entered into pursuant to the terms and conditions of that certain Master Note Purchase Agreement, dated as of June 1, 2016, by and among the Company and certain accredited institutional investors (as amended, restated, amended and restated, assumed, supplemented or modified from time to time, the “2016 Master Note Agreement”). The 2017A Notes are one of a series of additional notes that may be issued pursuant to the 2016 Master Note Agreement.

The Company intends to issue and sell two tranches of the 2017A Notes: $150 million aggregate principal amount of the 2017A Notes will mature on April 20, 2024 with an annual interest rate of 3.24% and $250 million aggregate principal amount of the 2017A Notes will mature on April 20, 2027 with an annual interest rate of 3.49%. The principal of each tranche of the 2017A Notes is payable at the maturity of that tranche. The issuance and sale of the 2017A Notes are subject to customary conditions more fully described in the First Supplement. The Company intends to use the proceeds from the sale of the 2017A Notes to refinance existing indebtedness and for general corporate purposes.

The 2017A Notes are unsecured obligations and rank pari passu with each of (a) the obligations in respect of the existing notes outstanding under the 2016 Master Note Agreement, (b) the obligations under the Company’s senior unsecured credit facility pursuant to its revolving credit and term loan agreement, dated as of June 1, 2016, with Bank of America, N.A., acting through its Canada branch, as global agent, the swing line lender and an l/c issuer, Bank of America, N.A., as the U.S. agent and an l/c issuer and the other lenders and other parties party thereto and (c) the obligations of the Company with respect to the existing notes outstanding under its assumed Master Note Purchase Agreement, dated July 15, 2008 (as amended, restated, supplemented, assumed or otherwise modified from time to time, including as assumed pursuant to an assumption and exchange agreement dated as of June 1, 2016). In connection with the closing of the 2017A Notes, certain subsidiaries will ratify and affirm a subsidiary guaranty in relation to the Company’s obligations under the 2016 Master Note Agreement (including, for certainty, the First Supplement).

The 2017A Notes are subject to representations, warranties, covenants and events of default. Upon the occurrence of an event of default, payment of the 2017A Notes may be accelerated by the holders of the 2017A Notes. The 2017A Notes may also be prepaid by the Company at any time at par plus a make-whole amount determined by the amount of excess, if any, of the discounted value of the remaining scheduled payments with respect to the called principal of such 2017A Notes minus the amount of such called principal, provided that the make whole shall in no event be less than zero. The discounted value is determined using market-based discount rates. In addition, the Company will be required to offer to prepay the 2017A Notes upon certain changes in control. Provisions of the 2016 Master Note Agreement relating to certain offers for prepayments for specified tax reasons or certain noteholder sanctions events apply to the 2017A Notes.

The Company may issue additional series of senior unsecured notes pursuant to the terms and conditions of the 2016 Master Note Agreement, provided that the purchasers of the outstanding notes, including the 2017A Notes, shall not have any obligation to purchase any additional notes issued pursuant to the 2016 Master Note Agreement and the aggregate principal amount of the outstanding notes and any additional notes issued pursuant to the 2016 Master Note Agreement shall not exceed $1.50 billion. Following the issuance of the 2017A Notes, the Company will have $1.15 billion of notes outstanding under the 2016 Master Note Agreement.

The above description of the 2016 Master Note Agreement and the First Supplement does not purport to be complete and is qualified in its entirety by reference to (i) the 2016 Master Note Agreement, which is incorporated by reference to the exhibit filed with the Company’s Form 8-K filed on June 7, 2016 and (ii) the First Supplement, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

4.1	Master Note Purchase Agreement, dated as of June 1, 2016 (incorporated by reference to Exhibit 4.2 filed with the Company’s Form 8-K on June 7, 2016).

4.2	First Supplement to Master Note Purchase Agreement, dated as of February 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waste Connections, Inc.

By:	/s/ Worthing F. Jackman
Worthing F. Jackman
Executive Vice President and Chief Financial Officer

Date: February 17, 2017

EXHIBIT INDEX

Number	Description
4.1	Master Note Purchase Agreement, dated as of June 1, 2016 (incorporated by reference to Exhibit 4.2 filed with the Company’s Form 8-K on June 7, 2016).

4.2	First Supplement to Master Note Purchase Agreement, dated as of February 13, 2017.